Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement, dated as of June 2, 2022 (this “Amendment”), is entered into by and among FTC SOLAR, INC., a Delaware corporation (the “Borrower”), BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”), and the Lenders a party hereto, which constitute Required Lenders under the Existing Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Credit Agreement, dated as of April 30, 2021, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 2, 2021 (the “Existing Credit Agreement”), as further amended hereby (the “Amended Credit Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended Credit Agreement) and as may be further amended from time to time; and

WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement.

Accordingly, in accordance with Section 10.1 of the Existing Credit Agreement, the Borrower, the Administrative Agent, and the Required Lenders agree as follows:

ARTICLE I
AMENDMENT TO CREDIT AGREEMENT

Each of the parties hereto agree that, effective on the Second Amendment Effective Date

(a)          Section 1.1 of the Existing Credit Agreement is hereby amended by inserting the following in the correct alphabetical order with the other defined terms:

““13-Week Forecast”: a 13-week cash flow forecast of receipts and disbursements and Revolving Borrowings for the period from the Second Amendment Effective Date or such other period as required pursuant to Section 6.2(e), setting forth projected cash flows, Revolving Commitments and disbursements, based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made.”

““Amendment No. 2”: Amendment No. 2 to this Agreement, dated as of Second Amendment Effective Date, by and among the Borrower, Administrative Agent and the Lenders party thereto.”

““Asset Coverage Ratio”: as of any date of determination, the ratio of (a) seventy-five percent (75%) of the amount of accounts receivables owed to Borrower and its Restricted Subsidiaries that are not more than forty-five (45) days past due to (b) the outstanding Loans; provided that clause (a) hereof shall exclude any (i) intercompany receivables, (ii) accounts receivables having a payment due date more than ninety (90) days after the original invoice date, (iii) accounts receivables from any Account Debtor having 10% or more of accounts receivable obligations of such Account Debtor to the Borrower past due as of such date of determination, (iv) pre-billed accounts receivables and (v) any accounts receivable owing from an Account Debtor for which any proceeding has been commenced or petition filed under any bankruptcy or insolvency law by or against such Account Debtor; any receiver, trustee or custodian has been appointed for any part of the property of such Account Debtor or any property of such Account Debtor has been assigned for the benefit of creditors.”

““Liquidity Condition”: as of the applicable date of determination, (a) during the Second Amendment Period, the Liquidity of the Borrower exceeds $50.0 million and (b) at any time other than the period set forth in clause (a) hereof, the Liquidity of the Borrower exceeds $125.0 million.”

““Second Amendment Effective Date”: as defined in Amendment No. 2.”

““Second Amendment Period”: the period commencing on the Second Amendment Effective Date and ending March 31, 2023.”

(b)          Section 5.2 of Existing Credit Agreement is hereby amended by inserting the following as a new Section 5.2(e):

"(e) Certificate. With respect to any borrowing prior to March 31, 2023 so long as both (x) the Liquidity Condition is not met and (y) the Leverage Covenant Test Date has not occurred pursuant to clause (a)(ii) of the definition thereof, a certificate from either the Chief Executive Officer, Chief Commercial Officer, or the Chief Financial Officer of the Borrower confirming compliance with Section 7.1(a) and Section 7.1(e) as of the last Business Day of the most recently ended month."

(c)          Section 6.2 of Existing Credit Agreement is hereby amended by inserting the following as new Sections 6.2(c), (d), (e) and (f):

"(c) During the Second Amendment Period, on or before the fifth (5th) Business Day of each month for so long as both (x) the Liquidity Condition is not met and (y) the Leverage Covenant Test Date has not occurred pursuant to clause (a)(ii) of the definition thereof, a certificate from either the Chief Executive Officer, Chief Commercial Officer, or the Chief Financial Officer of the Borrower confirming compliance with Section 7.1(a), Section 7.1(e) and Section 7.1(f) as of the last Business Day of the most recently ended month."

“(d) During the Second Amendment Period, concurrently with the delivery of any certificate pursuant to Section 6.2(c) so long as both (x) the Liquidity Condition is not met and (y) the Leverage Covenant Test Date has not occurred pursuant to clause (a)(ii) of the definition thereof, a detailed accounts receivable aging report.”

“(e) During the Second Amendment Period, on or before the fifth (5th) Business Day of each month so long as both (x) the Liquidity Condition is not met and (y) the Leverage Covenant Test Date has not occurred pursuant to clause (a)(ii) of the definition thereof, (i) a variance report (A) showing actual cash receipts and disbursements for the four (4) week period ending the week prior to the reporting date and (B) providing an explanation for all material variances to the 13-Week Forecast, (ii) an updated 13-Week Forecast for the current week and the immediately following consecutive 12 weeks, set forth on a monthly basis, in form substantially similar to the initial 13-Week Forecast (or such other form acceptable to the Required Lenders) and (iii) a report showing the amount of cash payments by the Borrower to third parties during the one (1) month period prior to the reporting date net of all cash received during such period (other than (i) for the avoidance of doubt, Loans, and (ii) the proceeds of any Indebtedness in excess of $50.0 million).”

“(f) During the Second Amendment Period, concurrently with the delivery of any Compliance Certificate pursuant to Section 6.2(a) so long as both (x) the Liquidity Condition is not met and (y) the Leverage Covenant Test Date has not occurred pursuant to clause (a)(ii) of the definition thereof, projections of the balance sheet, income statement, statement of cash flow and Financial Condition Covenants of the Borrower and its Restricted Subsidiaries for the immediately succeeding four (4) fiscal quarters on a quarterly basis based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, including a narrative explanation of any material variances between such projections and the applicable projections previously provided projections.”

(d)          Section 6.3 of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with the following:

"Section 6.3 Monthly Meetings. During the Second Amendment Period, unless the Liquidity Condition is satisfied, the Borrower shall offer to the Lenders, on a monthly basis, a meeting (either in person or teleconference), in which shall be attended by the then current Chief Commercial Officer and the Chief Financial Officer, regarding aspects of its operations, business affairs and financial condition, with such specific agenda items to be discussed during such meeting, and such other deliverables and requests to be provided by the Borrower to the Lenders regarding aspects of its operations, business affairs and financial conditions in connection with such meeting (including financial projections), in each case as reasonably requested by any Lender at least five (5) Business Days in advance of such meeting. The Borrower agrees that any reasonable out-of-pocket expenses incurred in connection with such meetings shall be reimbursable pursuant to Section 10.5(a)."

(e)          Section 6.7 of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with the following:

“Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, in each case in all material respects, and (b) at reasonable times and upon reasonable advance notice (provided no notice is required if an Event of Default has occurred and is continuing), permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that such inspections shall not be undertaken more frequently once every twelve (12) months, (i) unless an Event of Default has occurred and is continuing or (ii) except during the Second Amendment Period, in which case such inspections and audits may be conducted as often as the Administrative Agent may reasonably determine. All such inspections and audits made in accordance with this Section 6.7 shall be at the sole expense of the Group Members. The Administrative Agent and the Lenders shall give Borrower the opportunity to participate in any discussions with its independent certified public accountants. Notwithstanding anything to the contrary in this Section 6.7, none of the Group Members will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by a Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.”

(f)          Section 7.1(a) of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with the following:

"(a) Minimum Liquidity.

(i) Beginning on the Second Amendment Effective Date and through (and including) the earlier of March 31, 2023 or the date on which the Leverage Covenant Test Date has occurred pursuant to clause (a) of the definition thereof, permit the Liquidity to be less than $50.0 million on any Business Day.

(ii) On or after March 31, 2023 and until the Leverage Covenant Test Date has occurred pursuant to clause (a) of the definition thereof, permit Liquidity as of the last Business Day of any fiscal quarter of the Borrower to be less than $125.0 million.

At or prior to each monthly meeting pursuant to Section 6.3 the Borrower shall confirm to the Administrative Agent its compliance with this Section 7.1(a)."

(g)          The Existing Credit Agreement is hereby amended by inserting the following as a new Section 7.1(d):

"(d) Anti-Cash Hoarding. At any time after the Second Amendment Effective Date and before the end of the Test Period ending on or about March 31, 2023, to the extent any Loan is outstanding, permit the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower to exceed $25.0 million for a period longer than three (3) Business Days (it being understood that such obligation may be complied with by repaying any Loans outstanding in an aggregate principal amount equal to the lesser of (i) such excess and (ii) the aggregate amount of Loans outstanding at such time)."

(h)          The Existing Credit Agreement is hereby amended by inserting the following as a new Section 7.1(e):

"(e) Asset Coverage Ratio. Solely to the extent any Loans are outstanding on the applicable date, as of the Second Amendment Effective Date and the end of each month thereafter through (and including) March 31, 2023, and solely if both (x) the Liquidity Condition is not met and (y) the Leverage Covenant Test Date has not occurred pursuant to clause (a)(ii) of the definition thereof, permit the Asset Coverage Ratio as of such date to be less than 1.10:1.00."

(i)          Section 7.1 (f) of Existing Credit Agreement is hereby amended by inserting the following as a new Section 7.1(f):

"(f) From the Second Amendment Effective Date until March 31, 2023, and solely if both (x) the Liquidity Condition is not met and (y) the Leverage Covenant Test Date has not occurred pursuant to clause (a)(ii) of the definition thereof, not more than $50.0 million, net of all cash received, during such period (other than for (i) the avoidance of doubt, Loans, and (ii) the proceeds of any Indebtedness in excess of $50.0 million), shall have been paid by the Borrower to third parties during such period."

(j)          Section 7.2 of the Existing Credit Agreement is hereby amended by inserting the following paragraph at the end thereof:

“Notwithstanding the foregoing, prior to March 31, 2023, the Borrower shall not nor shall it permit any of its Restricted Subsidiaries, to directly or indirectly create, issue, incur, assume, become liable in respect of or suffer to exist any third-party Indebtedness for borrowed money (other than Indebtedness incurred pursuant to Section 7.2(q) or otherwise incurred pursuant to any Loan Document).”

(k)          Section 7.2(q) of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with the following:

“(q) Indebtedness in respect of any Permitted Convertible Debt Securities and any Permitted Convertible Debt Hedge Transaction in connection therewith so long as (x) the Total Net Leverage Ratio, measured on a Pro Forma Basis immediately after giving effect to such Indebtedness as of the applicable date of determination is less than or equal to 3.25:1.00 or (y) the Interest Coverage Ratio, measured on a Pro Forma Basis immediately after giving effect to such Indebtedness as of the applicable date of determination, shall be not be less than 2.00:1.00; provided that any such Indebtedness incurred during the Second Amendment Period shall be (i) unsecured and may be cash or equity-settled (including notwithstanding Section 7.6 to the extent performance with or settlement of such Indebtedness would be considered a Restricted Payment) and (ii) shall be permitted without giving effect to the requirements of clauses (x) and (y) above if the incurrence thereof would improve Liquidity, on terms and up to an aggregate principal amount acceptable to the Required Lenders.”

(l)          Section 7.6 of the Existing Credit Agreement is hereby amended by inserting the following paragraph at the end thereof:

“Notwithstanding the foregoing, prior to March 31, 2023, the Borrower shall not nor shall it permit any of its Restricted Subsidiaries, to make any Restricted Payment (other than Restricted Payments permitted under Sections 7.6(a), (b), (d) or (e) or the proviso to Section 7.2(q)).”

Section 10.5(a) of the Existing Credit Agreement is hereby amended by replacing such section in its entirety with the following:

“(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel, consultants and advisors for the Administrative Agent) in connection with the syndication of the Revolving Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel, consultants and advisors for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the commitments, Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such commitments, Loans or Letters of Credit.”

ARTICLE II
CONDITIONS TO EFFECTIVENESS

Section 2.01. Conditions Precedent. This Amendment shall become effective on the first date (the “Second Amendment Effective Date”) on which each of the following conditions precedent shall have first been satisfied (or waived by the Required Lenders and the Administrative Agent):

 (i)    The Administrative Agent (or its counsel) shall have a counterpart of this Amendment signed on behalf of each of the Borrower, the Administrative Agent, and the Lenders constituting the Required Lenders;

(ii)    The Administrative Agent shall have received reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to Section 10.5 of the Existing Credit Agreement to the extent invoiced at least one Business Day prior to the date of this Amendment;

(iii)    The Administrative Agent shall have received, for the benefit of each Lender party hereto as of the date hereof, a consent fee equal to 0.150% of the aggregate principal amount of each such Lender’s Revolving Commitment as of the Second Amendment Effective Date; and

(iv)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Second Amendment Effective Date and in form and substance reasonably satisfactory to it, certifying that the representations and warranties in Section 3.02 are true and correct in all material respects on and as of the Second Amendment Effective Date (except to the extent that any representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date); provided that any representation and warranty that is qualified as to materiality or Material Adverse Effect shall, after giving effect to such qualifications as set forth therein, be true and correct in all respects.

ARTICLE III
MISCELLANEOUS

Section 3.01. Headings. The various headings of this Amendment are included for convenience of reference only and shall not affect the interpretation of this Amendment or any provision hereof.

Section 3.02. Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent that:

(a)     Authorization. Each of the Borrower and the other Loan Parties has the power and authority, and has taken all requisite organizational actions (including, where applicable, any required shareholder approval) required for the lawful execution, delivery and performance of this Amendment and the performance of the Amended Credit Agreement in accordance with their respective terms. This Amendment has been duly executed and delivered by each hereto Loan Party, and both this Amendment and the Amended Credit Agreement are legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).

(b)     Compliance with Laws, etc. The execution, delivery and performance of this Amendment and the performance of the other Loan Documents to which any Loan Party is a party (i) do not and will not violate any provisions of (A) any applicable law, rule or regulation, (B) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on the Borrower or any Restricted Subsidiary or its or any Restricted Subsidiary’s properties, or (C) the certificate of incorporation, bylaws or other organizational documents of the Borrower or any Restricted Subsidiary, as applicable; (ii) do not and will not be in conflict with, result in a breach of, violate, give rise to a right of prepayment under or constitute a default under, any material contract, indenture, agreement or other instrument or document to which the Borrower or any Restricted Subsidiary is a party, or by which the properties or assets of the Borrower or any Restricted Subsidiary are bound; and (iii) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

(c)     Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Amended Credit Agreement and other Loan Documents are true and correct in all material respects on and as of the Second Amendment Effective Date (except to the extent that any representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date); provided that any representation and warranty that is qualified as to materiality or Material Adverse Effect shall, after giving effect to such qualifications as set forth therein, be true and correct in all respects.

(d)     No Default. At the time of and immediately after the Second Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

Section 3.03. Execution in Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Article III. Delivery of an executed counterpart to this Amendment by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Amendment or any other document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 3.04. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 3.05. Entire Agreement. This Amendment and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Amendment and the other Loan Documents. Nothing in this Amendment or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Amendment or the other Loan Documents.

Section 3.06. Loan Document Pursuant to Amended Credit Agreement; Ratification of the Loan Documents. From and after the Second Amendment Effective Date, the Existing Credit Agreement and the other Loan Documents shall be deemed to be amended and modified as provided herein, but, except as so amended and modified, the Existing Credit Agreement and the other Loan Documents shall continue in full force and effect and the Existing Credit Agreement and the applicable provisions of this Amendment shall be read, taken and construed as one and the same instrument. The amendment of the Existing Credit Agreement pursuant to this Amendment and all other Loan Documents amended and/or executed and delivered in connection with this Amendment do not constitute a substitution or novation of the Existing Credit Agreement and the other Loan Documents as in effect prior to the Second Amendment Effective Date. The Borrower and the Guarantors hereby remake, ratify and reaffirm (i) all of their Obligations under the terms of the Amended Credit Agreement and the other Loan Documents and (ii) the guarantee of such Obligations, the pledge of and/or grant of a security interest in their assets which are Collateral to secure such Obligations, all as provided in the Loan Documents, and acknowledge and agree that such guarantee, pledge and/or grant continue in full force and effect. This Amendment shall constitute a “Loan Document” for all purposes of the Existing Credit Agreement and the other Loan Documents and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement (and, following the date hereof, the Amended Credit Agreement). From and after the Second Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document shall be deemed a reference to the Amended Credit Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Amendment on the day and year first written above.

FTC SOLAR, INC., as the Borrower

By:	/s/ Patrick Cook
Name: Patrick Cook
Title: Chief Commercial Officer

[Consent and Amendment No. 2 to Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent and a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Consent and Amendment No. 2 to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Adam Rose
Name: Adam Rose
Title: SVP

[Consent and Amendment No. 2 to Credit Agreement]